                                                                EXHIBIT 99.6

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            THE RESTAURANT COMPANY,
                           PERKINS ACQUISITION CORP.
                                      AND
                        PERKINS FAMILY RESTAURANTS, L.P.
                         DATED AS OF SEPTEMBER 11, 1997

                               TABLE OF CONTENTS
                                   ARTICLE I

                                   THE MERGER

SECTION 1.01 The Merger..............................................................        3
SECTION 1.02 Effective Time; Closing.................................................        3
SECTION 1.03 Effect of the Merger....................................................        3
SECTION 1.04 Agreement of Limited Partnership........................................        4
SECTION 1.05 Conversion of Securities; Merger Consideration..........................        4
SECTION 1.06 Surrender of Units......................................................        4
SECTION 1.07 Restricted Limited Partnership Unit Plan................................        5
SECTION 1.08 Redemption..............................................................        5

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PERKINS
SECTION 2.01 Organization and Qualification..........................................        5
SECTION 2.02 Capitalization..........................................................        6
SECTION 2.03 Authority Relative to this Agreement....................................        6
SECTION 2.04 No Conflict; Required Filings and Consents..............................        6
SECTION 2.05 Compliance..............................................................        7
SECTION 2.06 Litigation..............................................................        7
SECTION 2.07 SEC Filings; Financial Statements.......................................        7
SECTION 2.08 Proxy Statement.........................................................        7
SECTION 2.09 Brokers.................................................................        8
SECTION 2.10 Fairness Opinion........................................................        8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MERGERCO. AND TRC
SECTION 3.01 Corporate Organization..................................................        8
SECTION 3.02 Authority Relative to this Agreement....................................        8
SECTION 3.03 No Conflict; Required Filings and Consents..............................        8
SECTION 3.04 Proxy Statement.........................................................        9
SECTION 3.05 Brokers.................................................................        9

ARTICLE IV

ADDITIONAL AGREEMENTS
SECTION 4.01 Meeting of Unitholders..................................................        9
SECTION 4.02 Proxy Statement and Schedule 13E-3......................................        9
SECTION 4.03 Further Action; Reasonable Best Efforts.................................       10
SECTION 4.04 Public Announcements....................................................       10
SECTION 4.05 Financing...............................................................       10
SECTION 4.06 Updated Fairness Opinion................................................       10
SECTION 4.07 Distributions...........................................................       10
SECTION 4.08 Capital Contributions...................................................       10

ARTICLE V

CONDITIONS TO THE MERGER
SECTION 5.01 Conditions to Each Party's Obligation to Effect the Merger..............       10
SECTION 5.02 Additional Conditions to Obligations of TRC and MergerCo. to Effect the
 Merger..............................................................................       11
SECTION 5.03 Additional Conditions to Obligation of Perkins to effect the Merger.....       11

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
ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER
SECTION 6.01 Termination.............................................................       12
SECTION 6.02 Effect of Termination...................................................       12
SECTION 6.03 Fees and Expenses.......................................................       12
SECTION 6.04 Amendment...............................................................       12
SECTION 6.05 Waiver..................................................................       12

ARTICLE VII

GENERAL PROVISIONS
SECTION 7.01 Non-Survival of Representations, Warranties and Agreements..............       12
SECTION 7.02 Notices.................................................................       13
SECTION 7.03 Certain Definitions.....................................................       13
SECTION 7.04 Severability............................................................       14
SECTION 7.05 Entire Agreement; Assignment............................................       14
SECTION 7.06 Parties in Interest.....................................................       14
SECTION 7.07 Specific Performance....................................................       14
SECTION 7.08 Governing Law...........................................................       14
SECTION 7.09 Headings................................................................       14
SECTION 7.10 Counterparts............................................................       14

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
    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 11, 1997 (this "AGREEMENT") among The Restaurant Company, a Delaware corporation ("TRC"), Perkins Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Perkins Management Company, Inc. ("MERGERCO."), and Perkins Family Restaurants, L.P., a Delaware limited partnership ("PERKINS").

    WHEREAS, the Board of Directors (the "BOARD") of Perkins Management Company, Inc. ("PMC" or in its capacity as the sole general partner of Perkins, the "GENERAL PARTNER"), at a meeting duly called and held on September 11, 1997, has
(A) determined that this Agreement and the transactions contemplated hereby (the "TRANSACTIONS") are fair to and in the best interests of holders (other than TRC, its affiliates and the employees, officers and directors of TRC and its affiliates) of depositary units ("UNITS") representing limited partners' interests in Perkins (the "PUBLIC UNITHOLDERS"), (B) approved and adopted this Agreement and the Transactions, including the merger of MergerCo. with and into Perkins (the "MERGER") in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Revised Uniform Limited Partnership Act ("DRULPA") and upon the terms and subject to the conditions set forth herein, and (C) recommended that the Public Unitholders approve and adopt this Agreement and the Transactions; and

    WHEREAS, Morgan Keegan & Company, Inc. ("MORGAN KEEGAN") has delivered to the Board a written opinion that the consideration to be received by the Public Unitholders pursuant to the Merger is fair to the Public Unitholders from a financial point of view (the "MORGAN KEEGAN OPINION"); and

    WHEREAS, the Boards of Directors of MergerCo. and TRC have each determined that this Agreement and the Transactions, including the Merger, are in the best interests of the stockholders of MergerCo. and TRC; and

    WHEREAS, in order to protect the interests of the Public Unitholders, the Board has determined that the Merger and this Agreement require the affirmative vote of the holders of a majority of the Units that are held by the Public Unitholders (the "PUBLIC UNITS") actually voting on the Merger ("PUBLIC UNITHOLDER APPROVAL");

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, TRC, MergerCo. and the General Partner, on behalf of Perkins, hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01 THE MERGER. Upon the terms and subject to the conditions set forth in ARTICLE V, and in accordance with Section 263 of the DGCL and Section 17-211 of the DRULPA, at the Effective Time (as hereinafter defined) MergerCo. shall be merged with and into Perkins. As a result of the Merger, the separate corporate existence of MergerCo. shall cease and Perkins shall continue as the surviving partnership after the Merger (the "SURVIVING PARTNERSHIP").

    SECTION 1.02 EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE V, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL and the DRULPA (the date and time of such filing being the "EFFECTIVE TIME"). Prior to such filing, a closing shall be held at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, 60603, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in ARTICLE V (the "CLOSING").

    SECTION 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and DRULPA. Without limiting the generality of the

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foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of MergerCo. and Perkins shall vest in the Surviving Partnership, and all debts, liabilities, obligations, restrictions, disabilities and duties of MergerCo. and Perkins shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Partnership.

    SECTION 1.04 AGREEMENT OF LIMITED PARTNERSHIP. The Agreement of Limited Partnership of Perkins Family Restaurants, L.P. (the "PARTNERSHIP AGREEMENT") shall be the Agreement of Limited Partnership of the Surviving Partnership and thereafter may be amended as provided in the Partnership Agreement or by law. This Agreement shall effect no amendment or other change whatsoever to the Partnership Agreement except that the Partnership Agreement shall be amended as provided in EXHIBIT 1.04.

    SECTION 1.05 CONVERSION OF SECURITIES; MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of TRC, MergerCo. or the holders of any of the following securities:

        (a) Each Public Unit and each Unit held by any person other than TRC or its direct or indirect subsidiaries, including any Units that are then outstanding but subject to restriction and held by participants in the Unit Plan (as hereinafter defined), shall, upon surrender in the manner provided in SECTION 1.06 of the depositary receipt that formerly evidenced such Unit (each a "RECEIPT"), be canceled and shall be converted automatically into the right to receive an amount equal to $14 per Unit in cash (the "MERGER CONSIDERATION") payable, without interest, to the holder of such Unit;

        (b) Each general or limited partnership interest of Perkins owned by TRC or any direct or indirect subsidiary of TRC immediately prior to the Effective Time shall remain a general or limited partnership interest of the Surviving Partnership and no payment or distribution shall be made with respect thereto;

        (c) Each Unit held in the treasury of Perkins immediately prior to the Effective Time shall be canceled and retired and no payment shall be made with respect thereto; and

        (d) Each share of Common Stock, par value $.01 per share, of MergerCo. issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one Unit in the Surviving Partnership.

    SECTION 1.06 SURRENDER OF UNITS. (a) Prior to the Effective Time, TRC shall designate a bank or trust company to act as agent (the "PAYING AGENT") for the holders of Units to receive the funds to which they shall become entitled pursuant to SECTION 1.05(A). Promptly after the Effective Time, the Surviving Partnership shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Units entitled to receive the Merger Consideration pursuant to SECTION 1.05(A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Receipts shall pass, only upon proper delivery of the Receipts to the Paying Agent) and instructions for use in effecting the surrender of the Receipts pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Receipt, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Receipt shall be entitled to receive in exchange therefor the Merger Consideration for each Unit formerly evidenced by such Receipt, and such Receipt shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Receipt for the benefit of the holder of such Receipt. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Receipt is registered on the books of the depositary, it shall be a condition of payment that the Receipt so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered

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holder of the Receipt surrendered or shall have established to the satisfaction of the Surviving Partnership that such taxes either have been paid or are not applicable.

        (b) When and as needed, TRC, MergerCo. or Perkins shall deposit, or cause to be deposited, in trust with the Paying Agent the Merger Consideration to which the holders of Units shall be entitled at the Effective Time pursuant to SECTION 1.05(A) hereof.

        (c) The Merger Consideration shall be invested by the Paying Agent; PROVIDED, that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets; and PROVIDED, FURTHER, that no loss on investment made pursuant to this SECTION 1.06(C) shall relieve TRC or MergerCo. of its obligation to pay the Merger Consideration pursuant to SECTION 1.05(A).

        (d) At any time following the sixth month after the Effective Time, the Surviving Partnership shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Units (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Partnership (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Receipts held by them. Notwithstanding the foregoing, neither the Surviving Partnership nor the Paying Agent shall be liable to any holder of a Unit for any Merger Consideration delivered in respect of such Unit to a public official pursuant to any abandoned property, escheat or other similar law.

        (e) After the close of business on the day of the Effective Time, there shall be no further registration of transfers of Units on the records of the depositary for the Units. From and after the Effective Time, the holders of Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Units except as otherwise provided herein or by applicable law.

    SECTION 1.07 RESTRICTED LIMITED PARTNERSHIP UNIT PLAN. After the date of this Agreement, Perkins shall not issue any Units pursuant to its Restricted Limited Partnership Unit Plan of October 22, 1987 (the "UNIT PLAN") and shall terminate the Unit Plan, effective as of the Effective Date.

    SECTION 1.08 REDEMPTION. Immediately after the Effective Time, the Surviving Partnership shall redeem, for $14 per Unit, all Units received by PMC in connection with the conversion of MergerCo.'s common stock in the Merger.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF PERKINS

    Perkins hereby represents and warrants to MergerCo. and TRC that:

    SECTION 2.01 ORGANIZATION AND QUALIFICATION. Perkins and each partnership controlling, controlled by or under common control with Perkins (an "AFFILIATED PARTNERSHIP"), including, without limitation, Perkins Restaurants Operating Company, L.P. ("PROC"), is a partnership duly organized, validly existing and in good standing under Delaware law and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of Perkins and its Affiliated Partnerships is duly qualified to do business, is in good standing and has obtained all necessary licenses and approvals in all

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jurisdictions where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with Perkins or any Affiliated Partnership, the term "MATERIAL ADVERSE EFFECT" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities
(including, without limitation, contingent liabilities), results of operations or prospects of Perkins and its Affiliated Partnerships taken as a whole. A true and complete list of all Affiliated Partnerships, together with the jurisdiction of organization of each Affiliated Partnership and the percentage of ownership in each Affiliated Partnership owned by Perkins, is set forth in SECTION 2.01 of the Disclosure Schedule to this Agreement previously delivered by Perkins to TRC (the "DISCLOSURE SCHEDULE"). Except as disclosed in such SECTION 2.01, Perkins does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    SECTION 2.02 CAPITALIZATION. As of the date hereof, (i) 10,487,495 Units are issued and outstanding, (ii) 5,043,000 Units are held by Perkins Restaurants, Inc., a wholly owned subsidiary of TRC, (iii) 5,268,410 Units are held by the Public Unitholders and (iv) 176,085 Units are held by employees of TRC and its affiliates. Perkins owns a 99% limited partner's interest in PROC, the entity through which the operations of Perkins are conducted. PMC, a wholly owned subsidiary of Perkins Restaurants, Inc., a wholly owned subsidiary of TRC, is the sole general partner of Perkins and PROC. PMC owns a 1% general partner's interest in each partnership. Except as set forth in SECTION 4.08, there are no options, warrants or rights, agreements, arrangements or commitments of any character relating to the issued or unissued Units of Perkins or any Affiliated Partnership or obligating Perkins or any Affiliated Partnership to issue or sell any Units, or other partnership interests in, Perkins or any Affiliated Partnership. Except as set forth in SECTION 1.08, there are no outstanding contractual obligations of Perkins or any Affiliated Partnership to repurchase, redeem or otherwise acquire any Units or any partnership interests of any Affiliated Partnership.

    SECTION 2.03 AUTHORITY RELATIVE TO THIS AGREEMENT. The General Partner has all necessary partnership power and authority to execute and deliver this Agreement on behalf of Perkins. The execution and delivery of this Agreement by the General Partner, on behalf of Perkins, and the consummation by Perkins and the General Partner of the Transactions have been duly and validly authorized by all necessary partnership action and no other partnership proceedings on the part of Perkins or the General Partner are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, (i) the approval and adoption of this Agreement by a Majority Interest (as defined in the Partnership Agreement), (ii) Public Unitholder Approval as required by the terms of this Agreement, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL and DRULPA). This Agreement has been duly and validly executed and delivered by the General Partner, on behalf of Perkins, and, assuming the due authorization, execution and delivery by MergerCo. and TRC, constitutes a legal, valid and binding obligation of Perkins, enforceable against Perkins in accordance with its terms.

    SECTION 2.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the General Partner, on behalf of Perkins, do not, and the performance of this Agreement by Perkins will not, (i) conflict with or violate the organizational documents of Perkins or any Affiliated Partnership, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Perkins or any Affiliated Partnership or by which any property or asset of Perkins or any Affiliated Partnership is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Perkins or any Affiliated Partnership pursuant to, any note, bond,

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mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Perkins or any Affiliated Partnership is a party or by which Perkins or any Affiliated Partnership or any of their respective properties is bound or affected except, in the case of this clause
(iii), for breaches, defaults, rights, liens and encumbrances which would not individually or in the aggregate have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the General Partner, on behalf of Perkins, do not, and the performance of this Agreement by Perkins will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS") and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and the DRULPA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Perkins from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 2.05 COMPLIANCE. Neither Perkins nor any Affiliated Partnership is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Perkins or any Affiliated Partnership or by which any property or asset of Perkins or any Affiliated Partnership is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Perkins or any Affiliated Partnership is a party or by which Perkins or any Affiliated Partnership or any property or asset of Perkins or any Affiliated Partnership is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 2.06 LITIGATION. Except as set forth in the SEC Filings (as hereinafter defined) or SECTION 2.06 of the Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings pending or threatened against, relating to, involving or otherwise affecting Perkins or any Affiliated Partnership or any of their respective properties or assets before any court, governmental agency, commission, or administrative or regulatory authority which, if adversely decided, in the aggregate, would have a Material Adverse Effect or would affect the consummation of the Transactions.

    SECTION 2.07 SEC FILINGS; FINANCIAL STATEMENTS. As of their respective dates, none of the reports, statements and registration statements filed by Perkins with the SEC since January 1, 1994 (including, without limitation, Perkins' (i) Annual Report on Form 10-K for the year ended December 31, 1996, and (ii) Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and the six months ended June 30, 1997 (the "SEC FILINGS") contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Perkins included in the SEC Filings present fairly the financial position and the results of operations and cash flows of Perkins as of the dates or for the periods indicated therein in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise indicated in such financial statements or the notes thereto), subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments.

    SECTION 2.08 PROXY STATEMENT. The proxy statement to be sent to the holders of Units (such proxy statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the holders of Units, at the time of the Unitholders' Meeting (as hereinafter defined) and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the

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circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Unitholders' Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

    SECTION 2.09 BROKERS. No broker, finder or investment banker (other than Morgan Keegan) is entitled to any brokage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Perkins. Perkins has heretofore furnished to TRC a complete and correct copy of all agreements between Perkins and Morgan Keegan pursuant to which such firm would be entitled to any payment relating to the Transactions.

    SECTION 2.10 FAIRNESS OPINION. The Board has received from Morgan Keegan the Morgan Keegan Opinion.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF MERGERCO. AND TRC

    MergerCo. and TRC hereby, jointly and severally, represent and warrant to Perkins that:

    SECTION 3.01 CORPORATE ORGANIZATION. Each of MergerCo. and TRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a TRC Material Adverse Effect (as defined below). When used in connection with MergerCo. or TRC, the term "TRC MATERIAL ADVERSE EFFECT" means any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities), results of operations or prospects of MergerCo. or TRC and their respective subsidiaries taken as a whole.

    SECTION 3.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of MergerCo. and TRC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by MergerCo. and TRC and the consummation by MergerCo. and TRC of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of MergerCo. or TRC are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL and DRULPA). This Agreement has been duly and validly executed and delivered by MergerCo. and TRC and, assuming the due authorization, execution and delivery by Perkins, constitutes a legal, valid and binding obligation of each of MergerCo. and TRC enforceable against each of MergerCo. and TRC in accordance with its terms.

    SECTION 3.03 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by MergerCo. and TRC do not, and the performance of this Agreement by MergerCo. and TRC will not, (i) conflict with or violate the articles of incorporation or by-laws or similar organizational documents of either MergerCo. or TRC, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to MergerCo. or TRC or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of MergerCo. or TRC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MergerCo. or TRC is a party or by which MergerCo. or TRC or any property or asset of either of them is bound or affected,

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except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a TRC Material Adverse Effect.

(b) The execution and delivery of this Agreement by MergerCo. and TRC do not, and the performance of this Agreement by MergerCo. and TRC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, the HSR Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL and the DRULPA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent MergerCo. or TRC from performing their respective obligations under this Agreement.

    SECTION 3.04 PROXY STATEMENT. The information supplied by TRC for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the holders of Units, at the time of the Unitholders' meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies in connection with the Unitholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, MergerCo. and TRC make no representation or warranty with respect to any information supplied by Perkins or any of its representatives which is contained in any of the foregoing documents.

    SECTION 3.05 BROKERS. No broker, finder or investment banker (other than Smith Barney, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of MergerCo. or TRC.

                                   ARTICLE IV
                             ADDITIONAL AGREEMENTS

    SECTION 4.01 MEETING OF UNITHOLDERS. (a) The General Partner shall, in accordance with applicable law and the Partnership Agreement, (i) duly call, give notice of, convene and hold a meeting of the holders of Units as soon as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the Transactions (the "UNITHOLDERS' MEETING") and
(ii) subject to its fiduciary duties under applicable law, (A) include in the Proxy Statement the recommendation of the General Partner that the Public Unitholders approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Unitholders' Meeting, TRC shall, if Public Unitholder Approval is obtained, cause all Units and general partners' interests then owned by it and its direct and indirect wholly owned subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

    SECTION 4.02 PROXY STATEMENT AND SCHEDULE 13E-3. (a) Perkins shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. TRC and Perkins shall cooperate with each other in the preparation of the Proxy Statement, and each of Perkins, TRC and MergerCo. agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Units at the earliest practicable time.

(b) TRC and Perkins shall together prepare and file with the SEC a Transaction Statement on Schedule 13E-3 (the "SCHEDULE 13E-3") under the Exchange Act at the time of filings made in connection with the Proxy Statement, and shall file with the SEC appropriate amendments to the Schedule 13E-3. The

Schedule 13E-3 will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

    SECTION 4.03 FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, making and facilitating a prompt filing under the HSR Act and using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Perkins and its Affiliated Partnerships as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

    SECTION 4.04 PUBLIC ANNOUNCEMENTS. TRC and Perkins shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

    SECTION 4.05 FINANCING. TRC shall use its reasonable best efforts to obtain financing for aggregate funds sufficient to satisfy the obligations of TRC, PMC, Perkins and MergerCo. hereunder, including, without limitation, the obligation to pay the Merger Consideration pursuant to SECTION 1.05(A) and to pay all related fees and expenses payable by TRC, PMC, Perkins and MergerCo. in connection with the Merger and the other Transactions (the "FINANCING"). Perkins shall use its reasonable best efforts to facilitate the Financing and at the Closing shall be the borrower thereunder at TRC's request.

    SECTION 4.06 UPDATED FAIRNESS OPINION. The Parties shall use their reasonable best efforts to obtain from Morgan Keegan a written fairness opinion, dated as of the date of the Proxy Statement, and otherwise substantially the same as the Morgan Keegan Opinion (the "UPDATED MORGAN KEEGAN OPINION").

    SECTION 4.07 DISTRIBUTIONS. Perkins shall make a final cash distribution of $0.325 per Unit to Unitholders of record, as of September 30, 1997, for the third quarter of Perkins' fiscal year, payable on or before November 20, 1997, and between the date of such distribution and the Effective Time shall cease making distributions.

    SECTION 4.08 CAPITAL CONTRIBUTIONS. In order to prevent a "termination" of the partnership for federal income tax purposes, TRC or one of its affiliates agrees to contribute cash to Perkins in the amount of $4.410 million to acquire newly issued Units of Perkins prior to the Effective Time and shall be entitled to contribute any amount necessary to pay any costs incurred by Perkins or the Affiliated Partnerships in connection with the repayment of their existing indebtedness or any other transaction connected with the Merger; PROVIDED, HOWEVER, that if the Merger is for any reason not consummated, such capital contribution may be withdrawn and shall be repaid by Perkins promptly upon notice from TRC or such affiliate. Any expense paid by TRC or its affiliates pursuant to this SECTION 4.08 shall be specially allocated to the party paying such expense in order to satisfy the "substantial economic effect" requirement of Section 704(b) of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE V
                            CONDITIONS TO THE MERGER

    SECTION 5.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) This Agreement and the Transactions, including the Merger, shall have been approved and adopted by a Majority Interest (as defined in the Partnership Agreement) and by the affirmative vote of a majority of the Public Units actually voting on the Merger;

        (b) No governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Units by MergerCo. or TRC or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions;

        (c) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

        (d) Morgan Keegan shall have provided and not withdrawn the Updated Morgan Keegan Opinion.

    SECTION 5.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TRC AND MERGERCO. TO EFFECT THE MERGER. The obligations of TRC and MergerCo. to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Perkins contained in this Agreement shall be true and correct in all material respects when made and on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except for any representation or warranty made or given as of a specified time, which shall have been true and correct in all material respects as of such time;

        (b) AGREEMENTS AND COVENANTS. Perkins shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

        (c) NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no event shall have occurred or shall be reasonably expected to occur which has, or is reasonably expected to have, a Material Adverse Effect;

        (d) LITIGATION, ETC. There shall be no pending or threatened actions or proceedings by any person against Perkins or its Affiliated Partnerships, TRC, the General Partner, MergerCo., or any of their subsidiaries or any director, officer or employee thereof challenging or in any way or in any manner seeking to restrict or prohibit the Merger or any other Transaction or seeking to obtain any damages against any person as a result of the Merger or any other Transaction; and

        (e) FINANCING. The Financing shall be available on terms satisfactory to TRC.

    SECTION 5.03 ADDITIONAL CONDITIONS TO OBLIGATION OF PERKINS TO EFFECT THE MERGER. The obligation of Perkins to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TRC and MergerCo. contained in this Agreement shall be true and correct in all material respects when made and on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except for any representation or warranty made or given as of a specified time, which shall have been true and correct in all material respects as of such time; and

        (b) AGREEMENTS AND COVENANTS. TRC and MergerCo. shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

                                   ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 6.01 TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Public Unitholders:

        (a) By mutual written consent duly authorized by the Boards of Directors of MergerCo., TRC and the General Partner; or

        (b) By either TRC or Perkins if (i) the Effective Time shall not have occurred on or before February 28, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 6.01(B) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

        (c) By Perkins if the Board shall have determined that it has a fiduciary duty to withdraw its approval or recommendation of this Agreement, the Merger or any other Transaction.

        (d) By TRC if the Board shall have withdrawn or modified in a manner adverse to TRC its approval or recommendation of this Agreement or the Merger.

    SECTION 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to SECTION 6.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto except as set forth in SECTIONS 6.03 and 7.01; PROVIDED, HOWEVER, that neither anything herein nor the termination of this Agreement shall relieve any party from liability for any breach hereof.

    SECTION 6.03 FEES AND EXPENSES. All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party bearing such cost.

    SECTION 6.04 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Boards of Directors of TRC, MergerCo. and the General Partner at any time prior to the Effective Time; PROVIDED, HOWEVER, that after the approval and adoption of this Agreement and the Transactions by the Public Unitholders, no amendment may be made which would reduce the amount or change the type of consideration to which each Public Unitholder shall be entitled upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 6.05 WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VII
                               GENERAL PROVISIONS

    SECTION 7.01  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to SECTION 6.01, as the case may be, except that the agreements set forth in

Article I and SECTION 4.08 shall survive the Effective Time indefinitely and those set forth in SECTION 6.02 and SECTION 6.03 shall survive termination indefinitely.

    SECTION 7.02 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this SECTION 7.02):

    if to TRC or MergerCo.:

    Michael P. Donahoe
    The Restaurant Company
    One Pierce Place
    Suite 100E
    Itasca, IL 60143
    Facsimile: (630) 250-0382
    if to Perkins:
    Steven R. McClellan
    Perkins Family Restaurants, L.P.
    6075 Poplar Avenue
    Memphis, TN 38119
    Facsimile: (901) 766-6482

    SECTION 7.03 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

        (b) "BENEFICIAL OWNER" with respect to any Units means a person who shall be deemed to be the beneficial owner of such Units (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or
    (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Units;

        (c) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

        (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

        (f) "SUBSIDIARY" or "SUBSIDIARIES' of Perkins, MergerCo., TRC, the Surviving Partnership or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

    SECTION 7.04 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

    SECTION 7.05 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that TRC and MergerCo. may assign all or any of their rights and obligations hereunder to any affiliate of TRC provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 7.06 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article I (which, solely from and after the Effective Time, is intended to be for the benefit of the Public Unitholders).

    SECTION 7.07 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    SECTION 7.08 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

    SECTION 7.09 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 7.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, TRC, MergerCo. and Perkins have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                THE RESTAURANT COMPANY

                                By:  /s/ MICHAEL P. DONAHOE
                                     ------------------------------------------
                                     Title: Vice President

                                PERKINS ACQUISITION CORP.

                                By:  /s/ STEVEN R. MCCLELLAN
                                     ------------------------------------------
                                     Title: President

                                PERKINS FAMILY RESTAURANTS, L.P.
                                By:  PERKINS MANAGEMENT COMPANY, INC.
                                     its General Partner

                                By:  /s/ DONALD F. WISEMAN
                                     ------------------------------------------
                                     Title: Vice President

                                   EXHIBIT 1.04




Section 5.2 of the Partnership Agreement shall be amended to add a new paragraph (k) which would read as follows:

(k) If any amount is contributed or deemed to be contributed to the Partnership or its affiliates to pay expenses incurred by the Partnership or its affiliates in connection with the repayment of debt or any other transaction connected with the merger of the Partnership and Perkins Acquisition Corp., such expenses shall be specially allocated to the Partner making such contribution or deemed contribution in accordance with section 704(b) of the Code.